------
FORM 4
------
|_| Check this box if no longer
    subject to Section 16. Form 4 or
    Form 5 obligations may continue.
    See Instruction 1(b).


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

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(Print or Type Responses)
------------------------------------------------
1. Name and Address of Reporting Person*

  Sternbach   Stephen
------------------------------------------------
  (Last)      (First)           (Middle)

   Star Multi Care Services, Inc.
   33 Walt Whitman Road
------------------------------------------------
               (Street)

    Huntington      NY             11746
------------------------------------------------
   (City)        (State)          (Zip)
------------------------------------------------

2. Issuer Name and Ticker or Trading Symbol

         Star Multi Care Services, Inc. (SMCS)
         (NASDAQ: NETS)
------------------------------------------------

3.  IRS Identification Number of
    Reporting Person, if an entity (Voluntary)

------------------------------------------------

4. Statement for Month/Year
            October, 2002
------------------------------------------------

5.  If Amendment, Date of Original
             (Month/Year)

------------------------------------------------

6. Relationship of Reporting Person(s) to Issuer
        (Check all applicable)
   _X_ Director           _X_ 10% Owner
   _X_ Officer (give      ___ Other (specify
       title below)           below)

      Chairman of the Board, President and CEO
      ----------------------------------------
------------------------------------------------

7. Individual or Joint/Group Filing
       (Check Applicable Line)

   _X_ Form filed by One Reporting Person
   ___ Form filed by More than One Reporting Person

=====================================================================================================================
               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------

1. Title of Security    2. Transaction    3. Transaction     4. Securities Acquired (A)    5. Amount of
   (Instr. 3)              Date              Code               or Disposed of (D)            Securities
                           (Month/Day/       (Instr. 8)          (Instr. 3, 4 and 5)          Beneficially
                           Year)          --------------    --------------------------        Owned at
                                          |       |   |             |  (A) or |               End of Month
                                          | Code  | V |     Amount  |  (D)    | Price         (Instr. 3 and 4)
---------------------------------------------------------------------------------------------------------------------
Series B
   7% Convertible
   Preferred Stock         10/31/02           P              234.5      A      $426.44              234.5
---------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
6. Ownership Form:    7. Nature of Indirect
   Direct (D) or         Beneficial Ownership
   Indirect (I)          (Instr. 4)
   (Instr. 4)
--------------------------------------------------------------------------------
     Direct
--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                        (Over)
                                                                 SEC 1474 (7/99)


FORM 4 - (continued)

               TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                      (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Conver-    3. Trans-    4. Trans-    5. Number of Deriv-    6. Date Exer-    7. Title and Amount
   (Instr. 3)                       sion or       action       action       ative Securities       cisable and      of Underlying
                                    Exercise      Date         Code         Acquired (A) or        Expiration       Securities
                                    Price of      (Month/      (Instr. 8)   Disposed of (D)        Date (Month/     (Instr. 3 and 4)
                                    Derivative     Day/                    (Instr. 3, 4 and 5)     Day/Year)
                                    Security       Year)    ------------   -------------------    --------------    ---------------
                                                            |      |   |           |              Date     Expira-         Amount or
                                                            |      |   |           |              Exer-    tion            Number of
                                                            | Code | V |      (A)  |  (D)         cisable  Date     Title  Shares
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative Security     8. Price of     9. Number of     10. Ownership     11. Nature of
    (Instr. 3)                          Derivative      Derivative        Form of           Indirect
                                        Security        Securities        Derivative        Beneficial
                                        (Instr.5)       Beneficially      Security:         Ownership
                                                        Owned at End      Direct (D)        (Instr. 4)
                                                        of Month          or Indirect
                                                        (Instr. 4)        (I)(Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------




               /s/ STEPHEN STERNBACH                           November 4, 2002
              -------------------------------------            ----------------
              **Signature of Reporting Person                       Date


EXPLANATION OF RESPONSES:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1474 (7/99)